Exhibit 99.1

Quantum Materials Corp to Present Heavy Metal-Free Quantum Dot Display Film at 2017 Consumer Electronics Show

San Marcos, TX – January 4, 2017– Quantum Materials Corp (OTCBB:QTMM) today announced that the Company will be presenting its heavy metal-free quantum dot film by appointment to television, monitor and mobile display manufacturers at the 2017 Consumer Electronics Show in Las Vegas this week.

“We are excited to present our QD display film to leading display manufacturers at CES seeking to incorporate advanced quantum dot technology into their TV, monitor and mobile device offerings,” said Quantum Materials CEO and Chairman Stephen B. Squires. “Our heavy metal-free display film affords display designers the ability to create brighter and more vivid wider color-gamut devices, while fulfilling environmental mandates to restrict the use of heavy metals in consumer and professional electronics.”

“Due to relatively high cost, implementation of quantum dot display film has been heavily weighted to the high-end display market. We believe Quantum Materials Corp’s low-cost high-volume quantum dot manufacturing approach will enable the enhanced viewing experience made possible with quantum dots to be enjoyed by consumers along a much broader range of price points,” said Toshi Ando, Quantum Materials Corp Senior Director of Business Development.

Interested display manufacturers can schedule a demo appointment by contacting Toshi Ando, Quantum Materials Corp Senior Director of Business Development, at toshi@qmcdots.com or 510.300.4021.

50 Watt LED Power Supply driving Quantum Materials Heavy Metal-Free Quantum Dot Display Thin Film (TOP) Compared to Major Manufacturer QD Display Film (BOTTOM)

ABOUT QUANTUM MATERIALS CORP.

Quantum Materials Corporation (QMC) develops and manufactures quantum dots and nanomaterials for use in medical, display, solar energy and lighting applications through its patented volume production process. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to drive innovative discovery to commercial success. The company’s technology continues to move the future of quantum dots to the present. QMC’s products are the foundation for technologically superior, energy efficient and environmentally sound LCD UHD displays, the next generation of solid-state lighting, solar photovoltaic power applications and advanced battery and energy storage solutions. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology. For more information follow Quantum Materials Corp at www.QMCDOTS.com and on LinkedIn and Twitter.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov/ or from our website. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

For more information please contact:

BUSINESS INQUIRIES:

Toshi Ando
Sr. Director of Business Development for Asia/Pacific
510.300.4021
toshi@qmcdots.com

MEDIA:

Rich Schineller
941.780.8100
rich@prmgt.com

INVESTOR RELATIONS:

Clay Chase
858.456.7300
cc@sdthc.com